Exhibit 4.6

TRADEMARK SECURITY AGREEMENT

This TRADEMARK SECURITY AGREEMENT dated as March 15, 2012, is among NEW ENTERPRISE STONE & LIME CO., INC., a Delaware corporation (together with its successors and permitted assigns, the “Issuer”), SCI PRODUCTS INC., a Pennsylvania corporation and a wholly-owned subsidiary of the Issuer (“SCI”), WORK AREA PROTECTION CORP., an Illinois corporation and a wholly-owned subsidiary of the Issuer (“Work Area,” together with the Issuer, SCI and any other Person that becomes a party to the Security Agreement (as referenced and defined below), together with their successors and permitted assigns, collectively, “Assignors”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, with an office at 625 Marquette Avenue, 11th Floor, Minneapolis, Minnesota, 55479, as agent for itself and the other Secured Parties (as that term is defined in the Security Agreement referenced below) (together with its successors and assigns in such capacity, “Assignee”) and is made pursuant to the Security Agreement dated as of the date hereof, by and among Assignors and Assignee (the “Security Agreement”).

WHEREAS, Assignors are the owners of certain registered trademarks, trade names, corporate names, company names, business names, fictitious business names, trade dress, service marks, logos, designs, domain names and other source or business identifiers including, without limitation, those listed on Exhibit 1 hereto, together with pending applications and/or registrations therefor, all registrations and recordings thereof, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States or any State thereof, or otherwise, all rights to obtain any reissues, renewals or extensions of the foregoing, all common law rights related thereto, the goodwill associated therewith, all licenses for any of the foregoing, and all causes of action arising prior to or after the date hereof for infringement, dilution, misappropriation, violation and unfair competition of or regarding the same (collectively, the “Marks”); and

WHEREAS, Assignors, Assignee and Wells Fargo Bank, National Association, as trustee, entered into that certain Indenture dated as of the date hereof (as the same may be amended, restated, modified, supplemented and/or replaced from time to time, the “Indenture”), pursuant to which the Issuer is issuing $265,000,000 aggregate principal of 13% Senior Secured Notes due 2018 (together with any additional notes issued under the Indenture, the “Notes”); and

WHEREAS, one of the conditions to the issuance of the Notes is that payment of the Secured Obligations (as defined in the Security Agreement) shall be secured by, among other things, a security interest in favor of the Assignee, for the benefit of the Secured Parties, in the Marks now existing and hereafter adopted or acquired, and all Proceeds (as defined in the Security Agreement) thereof and Assignors are willing to grant to the Assignee, for the benefit of the Secured Parties, a security interest in the Marks, including without limitation, the Marks now existing and hereafter adopted or acquired, and all Proceeds thereof and all other related claims and rights as more fully described in the Security Agreement.

NOW, THEREFORE, for good and valuable consideration, as security for the due and timely payment and performance of the Secured Obligations, Assignors hereby pledge and grant to Assignee a security interest and lien in and to the Marks now existing and hereafter adopted or acquired and all Proceeds thereof and give notice of such security interest and the existence of the Security Agreement providing therefor.

Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.

[Signature Page Follows]

Executed as of the date first above written.

Assignors:

NEW ENTERPRISE STONE & LIME CO., INC.

By:	/s/ Paul I. Detwiler, III
Name:	Paul I. Detwiler, III
Title:	President, Chief Financial Officer and Secretary

SCI PRODUCTS INC.
WORK AREA PROTECTION CORP.

By:	/s/ Paul I. Detwiler, III
Name:	Paul I. Detwiler, III
Title:	Vice President, on behalf of each of the foregoing

[Trademark Security Agreement]

Assignee:

WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as Collateral Agent

By:	/s/ Lynn M. Steiner
Name:	Lynn M. Steiner
Title:	Vice President

[Signature Page to Trademark Security Agreement]